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ChinaCast Education Corporation Releases Updated Open Letter to Shareholders

Reiterates Recommendation to Shareholders to Vote For All ChinaCast Education Corporation Nominees

BEIJING , Dec. 14, 2011 -- ChinaCast Education Corporation (the "Company" or "ChinaCast") (Nasdaq GS:CAST), a leading post-secondary education and e-learning services provider in China, today released the following updated open letter to all ChinaCast shareholders in connection with the Company's Annual Meeting, which will be held on Wednesday, December 21, 2011, at 9:00 a.m. Beijing Standard Time (local time), which is equivalent to December 20, 2011 at 8:00 p.m. U.S. Eastern Standard Time.

December 14, 2011

Dear Fellow Shareholders,

The ChinaCast Annual Meeting will be held on December 21, 2011, in Beijing at 9:00 a.m. Beijing Standard Time (local time), which is equivalent to December 20, 2011, at 8:00 p.m. U.S. Eastern Time.  How you vote at this meeting will be critical to your investment and the future of your Company. You have the opportunity to support ChinaCast and our talented, experienced and proven Board nominees, each of whom is committed to building value for all our shareholders and are the most qualified to lead the Company forward.

Voting for the 6 ChinaCast Education Nominees Maximizes Shareholder Value

I am pleased to report that the Company’s growth continues to be robust due to the high demand for post-secondary education in China and our consistent operating execution.  We have grown revenues and net income over 250% since listing on the NASDAQ in 2007, generated consistent cash flow (over $50 million in EBITDA in FY2011) and maintain a strong balance sheet (total shareholder equity of $292 million or book value of $5.90 per share), which positions us well for continued earnings growth in this uncertain global economic climate.   Our strategic plan going forward to maximize shareholder value is to:

1.	Continue to invest in growing our domestic and international post-secondary degree programs in China - the world’s largest market in terms of number of university students

2.
Capitalize on additional  acquisition opportunities: there is a large pool of private universities in China and a fragmented market which provides an excellent consolidation opportunity for companies with access to cheap capital

3.	Return excess cash via share buybacks and/or dividends using a measured, prudent approach

4.
Support the Special Committee’s evaluation process to explore all strategic alternatives which we believe may represent the best opportunity to unlock shareholder value for all investors in the near term given the prolonged negative market sentiment regarding US-listed Chinese companies

Our CFO, President and I collectively bought $5 million dollars’ worth of stock in December 2009 at $7.22 per share, which we continue to believe is a great investment.  Collectively, our management team and key insiders own over 7 million shares, representing approximately 15% of the Company.  Because of the leadership of this management team and the hard work of our dedicated employees and faculty, our Company’s health and business outlook is the brightest it has ever been and we strongly believe our best days are ahead.

Ned Sherwood’s Nomination of 6 Board Directors

As you may be aware, one of ChinaCast’s directors, Ned Sherwood, filed a preliminary proxy statement on December 13, 2011, purporting to nominate his own slate of six directors for election at the Annual Meeting.   Mr. Sherwood’s proposed slate essentially removes founding management team executives, Ron Chan, Chairman and CEO; Michael Santos, President-International; and the three independent board directors serving on the Special Committee to Evaluate Strategic Alternatives for the Company, Stephen Markscheid, Hope Ni and Justin Tang from the ChinaCast Board of Directors.

In the interest of complete candor, I believe that it is prudent to advise you that no member of our management team has any interest in working with or under the new Board proposed by Mr. Sherwood and all members of our management team have indicated that they will resign from their positions with the Company, should Mr. Sherwood’s slate take control of the Board.  We believe that the departure from ChinaCast of our management team, which has been together for the past 10 years and has built and grown the Company into a successful, financially sound leader in its industry could have serious negative consequences on the continuing operations of the Company.

In addition, as you may be aware, Mr. Sherwood has also filed an action in Delaware court seeking a temporary restraining order to force the Company to delay its Annual Meeting.  The Company intends to oppose any attempt by Mr. Sherwood’s attempt to delay the Annual Meeting as such a delay could jeopardize the Company’s continued listing on the Nasdaq Global Select Market to the detriment of all shareholders.

The Company would also like to publicly address some of the questions Mr. Sherwood outlined in his open letter to shareholders dated December 12, 2011 and to provide more information so that our shareholders can have all the facts before voting their proxies at the Annual Meeting.

Removal of Ned Sherwood as a Member of the Audit Committee and as a Director Nominee

Mr. Sherwood was not removed because the Company wishes to silence a diverse and dissenting independent voice.  Although we have tried hard to work with Mr. Sherwood and accept his repeated position that he is simply a diverse and dissenting independent voice, the Board determined that Mr. Sherwood’s conduct rendered him unsuitable to serve as a member of the Company’s Audit Committee and the Company’s Nominating and Corporate Governance Committee determined that Mr. Sherwood does not meet the Committee’s suitability criteria to serve as a director of ChinaCast.  As more fully described in the Company’s proxy supplement, the Company was unable to accept Mr. Sherwood’s violations of ChinaCast’s policies that are applicable to all directors and officers of ChinaCast, as well as his refusal to correct and change the offending behavior.

Mr. Sherwood clearly traded on information made available to him as a board member in violation of the Company’s insider trading policy.  In addition to the circumstances mentioned in the proxy supplement, Mr. Sherwood had dinner with Ron Chan, Chairman and CEO, and Michael Santos, President-International, on August 11, 2011, and in the course of the dinner, obtained enrollment and tuition increase forecasts for the 2011/2012 academic year starting in September 2011 and information on target university acquisitions that was not yet made public.  The next morning Mr. Sherwood purchased shares of the Company and when calling the Company’s compliance officer to ask if there was a blackout period with respect to the trading in the Company shares, did not mention to the compliance officer the discussion he had with Mr. Chan and Mr. Santos at the dinner the night before.

Mr. Sherwood has responded to the Company’s actions not only by claiming that they were ill-motivated but also by raising technical matters that show that he has not engaged in actionable wrongdoing.  The Committee’s determination was not based on a belief that Mr. Sherwood committed a crime.   Rather, the Committee determined that Mr. Sherwood’s conduct was inappropriate for a director of the Company, not in the best interest of ChinaCast, and rendered him not suitable to serve on the Board.  The Board considered the same factors in determining to remove Mr. Sherwood from the Company’s Audit Committee.

Although we tried to work out a compromise with Mr. Sherwood to allow him to leave the Board without the need for him to be formally removed from the Board’s slate of directors, Mr. Sherwood made outrageous demands for extraordinary compensation, broad coverage of his legal expenses and liabilities, his insistence on  removing one of our independent  board members from the Special Committee and his insistence on  having the right to designate half the membership of the Special Committee.  These demands simply were not acceptable to the Board.

Special Committee - Strategic Alternatives Evaluation Process

First, I would also like to provide clarification regarding a sentence in my letter dated December 9, 2011.  In the section titled “Unlocking Shareholder Value” the wording of the last sentence reads, "The Board of Directors believes that this offer may represent the best opportunity to unlock shareholder value for all investors."   The correct wording of this sentence should have been, "The Board of Directors believes that this process (meaning a review of all Strategic Alternatives) may represent the best opportunity to unlock shareholder value for all investors."

On August 1, 2011, the Board received an unsolicited buyout offer in writing for 100% of the company in an all cash deal from a globally recognized private equity firm with over US$40 billion in assets under management at a premium of over 46% to the then current market price of our common stock.

Although we received this unsolicited buyout offer at a significant premium to the then current market price of the Company, the Board has not approved this offer.  Our plan is for the Special Committee, working with its recently retained legal and financial advisors, to undertake a thorough solicitation and review process with any and all interested parties which would enhance shareholder value.

Prior to the formation of the Special Committee, the Board, through two independent directors, did approach and discuss with the offeror certain terms of the offer and made an assessment of the offeror’s flexibility to conduct further negotiations.  After the offeror expressed interest in further price discussions and addressing other Board concerns with the terms and conditions of the original unsolicited offer, the Board formed the Special Committee.

Mr. Sherwood was not selected by the Board as one of the two directors who made the initial contact with the offeror because of his expressed unwillingness to seriously consider the offer due to the fact that he personally did not like certain terms of the offer and because of his expressed promise to the Board that he would block any transaction from being considered by the Company’s shareholders if he was not personally satisfied with the terms of the offer.  For the same reasons, Mr. Sherwood was not selected by the Board as one of the independent directors to comprise the Company’s Special Committee.

The Special Committee review process is now underway and the Board believes that Mr. Steve Markscheid, Mr. Justin Tang and Ms. Hope Ni, the members of the Special Committee, will act in the best interests of all of the Company’s shareholders without regard to personal agendas.

With due respect to the Special Committee Evaluation Process, I would also like to reiterate the following:

1.	As opposed to other going private transactions of US-listed PRC companies, this was an unsolicited offer from a global private equity firm, not a management-led buyout.
2.
In order to alleviate shareholder concerns, management will not agree to participate in any third party offer or agree to vote for any transaction which provides for a purchase price of less than $7.22 (the price which management last purchased shares in December 2009).  Management reserves its right to evaluate whether to participate in, or vote for, a transaction providing for purchase price consideration greater than $7.22 per share that may be agreeable to the special committee.

3.
The Special Committee Evaluation Process is expected to include the performance of an independent valuation of the Company, a competitive bidding process and the delivery of a fairness opinion by the Special Committee’s financial advisor.

4.
It is the belief of the Company that the ultimate decision as to whether or not the Company completes any extraordinary transaction should be made by its shareholders after a full and fair review of all transaction terms and receipt of a recommendation from its independent Special Committee.

FTI Cash Confirmation

For no reason other than to counter the bad press a number of Chinese companies has received, the Company voluntarily retained FTI to perform an independent cash confirmation.  No question or concern has been raised by the Company's auditors, audit committee or any other relevant professional related to the Company's cash balances.  The management team has been fully cooperating with FTI and the Audit Committee in this process and the Company expects to receive and publicly release the results of the FTI cash confirmation as soon as possible.

Share Repurchase Program

The Company agrees that returning excess capital to shareholders is a good capital allocation strategy especially in periods of depressed valuation metrics.  However, the Company believes that the buyback program should be administered in a measured and prudent manner so as to also take into account the Company’s need for growth capital, the Company’s need to comply with applicable PRC government and regulatory policies and to minimize the accounting and tax costs to the Company.  It seems Mr. Sherwood’s opinion is that the company should use its available capital primarily to buy back as many shares in the open market as possible regardless of the aforementioned issues while cutting off communications with shareholders to take advantage of any undervaluation created by short attacks.  In fact, in an email dated March 31, 2011, Mr. Sherwood instructs management to cut off all communications with shareholders in response to further short attacks and threatens, in his role as Compensation Committee Chairman, that there will be severe incentive penalties for violating his demand for no shareholder communications.

In the second quarter of 2011, the Company did repurchase over 1,000,000 shares pursuant to its share repurchase program.  During the third quarter of 2011, we determined to temporarily cease making repurchases under the program after being advised by our auditors of a potential significant accounting and tax issue associated with such repurchases.  As we were working with our auditors to clarify the tax issue, we received the unsolicited third party offer for 100% of the company.  We were advised by our legal counsel that this offer could be deemed to constitute material nonpublic information and that it would be prudent for us to refrain from making any further repurchases under the program until we were no longer in possession of such material nonpublic information.

Ned Sherwood has stated that he disagrees with the Company’s decision to temporarily cease making purchases under our share repurchase program citing his personal belief that the Company’s knowledge of the existence and details of a third party unsolicited buyout offer was not “material non-public information.”  We would cite the recent action filed by the Securities and Exchange Commission against Steifel Laboratories (“Steifel”) and its Chairman accusing them of defrauding shareholders of millions of dollars by withholding from them vital information about Steifel,  including information with respect to the potential acquisition of Steifel by a third party at a substantial premium, while Steifel was buying their shares at extremely low valuations, to counter Mr. Sherwood’s view of this.

It is significant to note that while Ned Sherwood was advocating the Company’s repurchase of shares from shareholders who had no knowledge of the third party offer, he, who had knowledge of the third party offer, was attempting to purchase additional shares.

Dividend Policy

In his letter, Mr. Sherwood promises a quarterly dividend of US$0.20 per share.  This dividend policy would subject the Company to an increase in tax provision going forward to 35% US tax rate rather than the current 25% China tax rate.  This is because the recurring nature of a dividend would change the Company’s “permanent offshore status” with United States IRS. This change in tax rate would have a negative impact on the Company’s EPS growth rate and would create a number of issues and uncertainties in the Company’s financial reporting.

Recent Addition of Two New Independent Directors

The Board’s decision to add two new independent directors was the direct result of the need to form a truly independent special committee due to the receipt of the unsolicited offer to buy the company in early August 2011.  At the time, the board only had three independent board members, Ned Sherwood, Daniel Tseung and Justin Tang.  In early 2011, Ned Sherwood invested a significant sum in and became a Special Managing Director of LionRock Capital, a newly established private equity fund founded by Daniel Tseung.  After the establishment of LionRock, Mr. Sherwood and Mr. Tseung began to vote together as a block at meetings of the Board of Directors.  Because of Mr. Sherwood’s previously stated opposition to the Board’s consideration of the unsolicited offer, the board was concerned that Mr. Tseung would not act independently to consider the unsolicited offer.

The Company respects independent views and determined to add two new highly qualified independent directors, Mr. Stephen Markscheid and Ms. Hope Ni, in order to add additional diversity, experience and fresh perspective.  I would like to emphasize that that I had never met Stephen nor Hope before they joined the Board and was not involved in the interview process as this was done by the nominating committee.  Mr. Markscheid and Ms. Ni comprise two of the three members of the Company’s newly formed Special Committee, which is in the process of evaluating an unsolicited bid to acquire the Company as well as other strategic alternatives for the Company.

Shareholder Rights Plan

We find it ironic that on March, 31, 2011, Mr. Sherwood sent an email message to management ordering management to implement a poison pill strategy and in subsequent email messages included a draft shareholder rights plan for our action.  While Mr. Sherwood has not explained the reasons why he believes that the Shareholder Rights Plan should be eliminated, we believe that the Shareholder Rights Plan will preserve the Special Committee’s flexibility in seeking strategic alternatives by:

1.	Reducing the likelihood that a person or group could accumulate a substantial ownership position in the Company on an unsolicited basis without payment of an appropriate premium to all shareholders;
2.	Reducing the likelihood of a coercive two-step acquisition of the Company where shareholders are paid less than full value for their shares in the second-step;
3.
Encouraging a bidder to negotiate with the Special Committee and the Board of Directors in order that the Special Committee and the Board might aid shareholders in maximizing the value of their investment; and

4.	Reducing the destabilizing effects of stock accumulations by persons with short-term gain objectives, such as “greenmail” or putting the Company “in play”.

Derek Feng is Conflicted and Should Not be on the Board

On December 13, 2011, Ned Sherwood provided notice to ChinaCast of his intent to nominate Mr. Derek Feng to the slate of directors to be voted at the Annual Meeting.  The Nominating and Corporate Governance Committee reviewed the credentials of Mr. Feng and found Mr. Feng not to be suitable as a candidate as he is a current director of CIBT Education Group, Inc. (“CIBT”), which is a direct competitor of the Company in its international education business.  Indeed, both ChinaCast and CIBT rely on acquisitions, joint ventures, and licensing arrangements as an integral part of their business models, which means that they will likely compete for the same opportunities in the market.  CIBT has publicly stated that it expects to increase its operations as an education service provider in China by entering into acquisitions, joint ventures and other strategic transactions.

Mr. Sherwood’s logic of nominating a person who sits on the board of a direct competitor is incomprehensible and shows a lack of judgment.  Thus, for these reasons we do not believe that Derek Feng can effectively represent the interests of ChinaCast shareholders.

TIME IS SHORT - SHOW YOUR SUPPORT FOR CHINACAST EDUCATION CORPORATION'S NOMINEES - VOTE THE MANAGEMENT PROXY BY TELEPHONE OR INTERNET TODAY!

Once again, your vote is very important, no matter how many shares you own. Your Board requests that you discard any proxy cards you may receive from Ned Sherwood.  To protect your investment, please sign, date and return your BLUE proxy card today, or vote by Internet or telephone by following the instructions on your Voting Instruction Form.

Shareholders who have questions or need assistance voting their shares can e-mail ksmith@advantageproxy.com or call Advantage Proxy toll-free at (877) 870-8565 or collect at (206) 870-8565.  2011 Annual Meeting proxy materials may also be found at http://www.chinacasteducation.com

On behalf of ChinaCast Education Corporation's Board of Directors, we thank you for your continued support.

Sincerely,

Ron Chan Tze Ngon
Chairman and CEO
ChinaCast Education Corporation

Important Additional Information and Where to Find it

The press release attached hereto may be deemed to be solicitation material in respect of the proposals to be voted upon at the Annual Meeting of Stockholders (“Annual Meeting”) on December 21, 2011 at 9:00 a.m. Beijing Standard Time (which is equivalent to December 20, 2011 at 8:00 p.m. U.S. Eastern Standard Time) described in the Company’s definitive proxy statement on Schedule 14A, filed by the Company on November 15, 2011, as supplemented by a supplement thereto filed by the Company on December 8, 2011.  The Company has filed with, or furnished to the Securities and Exchange Commission (the “SEC”), all relevant materials, including a definitive proxy statement on Schedule 14A, and has mailed the definitive proxy statement on Schedule 14A to its shareholders.  INVESTORS AND SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE ANNUAL MEETING AND THE PERSONS SOLICITING PROXIES IN CONNECTION WITH THE PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING.  This press release is not a substitute for any proxy statement or other filings that may be made with the SEC.  Shareholders are able to obtain copies of the Company’s definitive proxy statement and the supplemental filings thereto by contacting Advantage Proxy by calling +1- (877) 870-8565 (toll-free).  In addition to receiving the Company’s definitive proxy statement and the supplement thereto by mail, shareholders also are able to obtain these documents, as well as other filings containing information about the Company and proposals to be voted upon at the Annual Meeting and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  In addition, these documents can be obtained, without charge, by contacting the Company at the following address and/or phone number:

Suite 08, 20F, One International Financial Centre
1 Harbour View Street, Central, Hong Kong

Certain of the Company’s officers and employees may be deemed participants in the solicitation of proxies in respect of the proposals.  Information about the Company’s executive officers and directors can be found in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 16, 2011.  Additional information regarding the interests of such potential participants is included in the definitive proxy statement.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading post-secondary education and e-learning services provider in China.  The Company provides post-secondary degree and diploma programs through its three fully accredited universities:  The Foreign Trade and Business College of Chongqing Normal University located in Chongqing; Lijiang College of Guangxi Normal University located in Guilin; and Hubei Industrial University Business College located in Wuhan.  These universities offer four year and three year, career-oriented bachelor’s degree and diploma programs in business, finance, economics, law, IT, engineering, hospitality and tourism management, advertising, language studies, art and music.

The Company also provides e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery and vocational training courses.  The Company is listed on the NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management’s plans and objectives, future contracts, and forecasts of trends and other matters.  These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning.  No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially.  For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CONTACT:
ChinaCast Education
Michael J. Santos, President-International
+1-347-788-0030
mjsantos@chinacasteducation.com

MZ Group
Ted Haberfield, President
MZ North America, IR
+1-760-755-2716
thaberfield@hcinternational.net